Exhibit 99.1

Allscripts names new director

Shareholders elect biotech industry executive Mara G. Aspinall; all current Allscripts directors re-elected

CHICAGO – May 24, 2017 – Allscripts shareholders elected Mara G. Aspinall to serve as director. Aspinall is president and CEO of Health Catalysts, an investment and advisory firm dedicated to the growth of new healthcare companies. Aspinall is also executive chairman of GenePeeks, a computational genomics company, and is a member of the Board of Directors of Abcam plc (AIM: ABC), Castle Biosciences and Blue Cross Blue Shield Arizona. All of Allscripts other current directors were also reelected.

“Mara has deep industry knowledge and we’re excited to welcome her to the Board of Directors,” said Allscripts CEO Paul M. Black. “Her passion for innovation and keen insights will strengthen our ability to lead the change in health care.”

Prior to joining Health Catalysts, Aspinall was president and CEO of Ventana Medical Systems division of Roche, a worldwide leader in development and commercialization of tissue-based cancer diagnostics. She previously spent 12 years as president of Genzyme Genetics and Genzyme Pharmaceuticals.

In addition to running commercial enterprises, Aspinall co-founded the International School of Biomedical Diagnostics at Arizona State University, the first school dedicated entirely to Diagnostics as an independent discipline.

Mara started her business career at the strategic consulting firm Bain & Company. She holds an MBA from Harvard Business School and a BA in International Relations from Tufts University.

About Allscripts

Allscripts (NASDAQ: MDRX) is a leader in healthcare information technology solutions that advance clinical, financial and operational results. Our innovative solutions connect people, places and data across an Open, Connected Community of Health™. Connectivity empowers caregivers to make better decisions and deliver better care for healthier populations. To learn more, visit www.allscripts.com, Twitter, YouTube and It Takes A Community: The Allscripts Blog.

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For more information contact:

Investors:

Seth Frank

312-506-1213

seth.frank@allscripts.com

Media:

Tom Lynch

312-386-6765

Tom.Lynch@allscripts.com